EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (a) the Registration Statements on Form S-8 (Nos. 2-81624, 33-3797, 33-50414, 33-50416, 333-01023 and
333-52569) of Oakwood Homes Corporation, (b) the Registration Statement on Form S-3 (No. 333-47053) of Oakwood Homes Corporation and (c) the Registration Statement on Form S-3 (No. 333-72621) of Oakwood Mortgage Investors, Inc. of our report dated November 9, 1999, except for the information presented in the third paragraph in Note 9 for which the date is December 22, 1999, appearing on page 36 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K.



/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina
December 29, 1999